UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2025

Montrose Environmental Group, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39394	46-4195044
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5120 Northshore Drive
North Little Rock, Arkansas		72118
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 501 900-6400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.000004 par value per share	MEG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 13, 2025, Montrose Environmental Group, Inc. (the “Company”) received a notice of conversion from OCM Montrose II Holdings, L.P., the holder of all issued and outstanding shares of the Company’s Series A-2 Preferred Stock (the “A-2 Preferred”), in respect of $60.0 million in Stated Value, as defined in the certificate of designation governing the A-2 Preferred (the “Certificate of Designations”), of the A-2 Preferred (such shares of A-2 Preferred, the “Noticed A-2 Shares”). The Certificate of Designation permits the A-2 Preferred holder to convert specified amounts of A-2 Preferred into shares of the Company’s common stock at a discount at specified times. However, the Certificate of Designations permits the Company to redeem for cash any shares of A-2 Preferred submitted for conversion and the Company intends to redeem the Noticed A-2 Shares for cash in lieu of issuing any shares of Company common stock upon the conversion thereof. The Company expects to pay the $60.0 million on or before April 13, 2025 from cash on hand and debt. Following the redemption of the Noticed Shares, approximately $62.2 million of A-2 Preferred will remain outstanding.

The foregoing summary is qualified in its entirety by reference to the complete text of the Certificate of Designations, a copy of which is incorporated by reference as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission on February 29, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Montrose Environmental Group, Inc.

Date:	January 17, 2025	By:	/s/ Allan Dicks
Name: Allan Dicks Title: Chief Financial Officer